Exhibit 99.1

     Allegheny Technologies Announces Strong Profitable Growth in
                          First Quarter 2007


    PITTSBURGH--(BUSINESS WIRE)--April 25, 2007--Allegheny
Technologies Incorporated (NYSE:ATI):

-- Sales increased 32% to $1.37 billion
-- Net income increased 86% to $197.8 million, or $1.92 per share
-- Segment operating profit increased 59% to $340.3 million, or 24.8%
   of sales:
    -- High Performance Metals: 35.1% of sales
    -- Flat-Rolled Products: 20.4% of sales
    -- Engineered Products: 11.3% of sales
-- Results include a LIFO inventory valuation reserve charge of
   $20.9 million
-- Year-to-date gross cost reductions of $27.7 million
-- Return on capital employed of 36.3%
-- Return on stockholders' equity of 51.1%
-- Net debt to total capitalization improved to 1.4%
-- Cash on hand was $518 million

    Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the first quarter 2007 of $197.8 million, or $1.92 per share, on sales of $1.37 billion.

    In the first quarter 2006, ATI reported net income of $106.5 million, or $1.04 per share, on sales of $1.04 billion.

    "We are off to a good start in 2007 with another quarter of double digit sales and earnings growth," said L. Patrick Hassey, Chairman, President and Chief Executive Officer. "Our key growth markets, namely aerospace and defense, chemical process industry, oil and gas, and electrical energy, remain strong. Our strategic capital projects are beginning initial operations, providing further melting and finishing capacity for continued profitable growth in 2007 and beyond.

    "First quarter 2007 sales increased 32% compared to the first quarter 2006 and net income increased 86%. ATI achieved total segment operating profit of nearly 25% of sales.

    "In our High Performance Metals segment, most end markets were strong in the first quarter. Sales were over $477 million and operating profit was over 35% of sales. First quarter 2007 shipments of our titanium mill products to airframe customers far exceeded our original expectations, while shipments of standard grade titanium and nickel-based alloy bar products were slightly lower in the first quarter due to inventory corrections by distributors, especially for medical and oil and gas applications. We are also seeing some customers for our nickel-based alloys and superalloys being cautious with their inventory levels due to the unusually high cost of nickel. Notably, demand for our exotic alloys is very strong, schedules are extended, and our order book is at an all-time record level. We are putting new emphasis on operational execution along with planned capital expansion to increase available capacity of our exotic alloys in 2007 and beyond.

    "The transformation of our Flat-Rolled Products segment to a high-value specialty metals business continued. First quarter 2007 segment operating profit was a record 20.4% of sales due to strong shipments of specialty and titanium sheet, specialty plate, and grain-oriented silicon electrical steel products. This segment achieved a record quarterly operating profit of $160 million even though shipments of commodity stainless sheet were much lower as a result of inventory management actions at many of our U.S. service center customers. We remain sensitive to our customers' concern with the dramatic increase in the cost of nickel. As a result, we continue to assist customers in switching to lower nickel-bearing alloys, a process that has changed our product mix and continues to gain momentum.

    "Most major markets in our Engineered Products segment were strong. The operating performance of our tungsten products business was not yet at the level we expect primarily because our APT (ammonium paratungstate) raw material plant expansion continues to ramp up. We now expect to be self-sufficient for our APT needs by the end of the second quarter 2007.

    "ATI's strategic capital projects remain on track and are expected to contribute significant growth with very good returns in the second half 2007 and beyond. The tenth titanium sponge reduction furnace at our Albany, OR facility began production in mid-April, bringing our current annual titanium sponge capacity at this facility to approximately 13 million pounds. We now expect the Albany, OR facility will be capable of producing 22 million pounds annually of aerospace quality titanium sponge by the first half 2008. In addition, we remain on schedule to begin producing premium grade titanium sponge at our Rowley, UT facility by the end of 2008, with an additional 24 million pounds of annual capacity expected to be reached by mid-2009. The Utah facility will have the infrastructure in place to further expand capacity to 42 million pounds annually, if needed. On the titanium melt side, two new VAR (Vacuum Arc Remelt) furnaces are on line and our third PAM (Plasma Arc Melt) furnace is in start-up. We expect this furnace to be qualified and in commercial operation in the third quarter 2007.

    "Looking ahead, we expect ATI's overall performance in the second quarter 2007 to be similar to that achieved in the first quarter 2007 with improved results in our High Performance Metals segment offsetting somewhat lower results in our Flat-Rolled Products segment. However, continued volatility in the cost of nickel has the potential to drive LIFO charges in the second quarter 2007 higher than the first quarter 2007."

    In concluding his remarks, Mr. Hassey said, "Our key growth markets remain strong, and we are well positioned to benefit from these strong markets. Our strategic capital projects are providing opportunities for further profitable growth. Titanium alloy shipments under long-term agreements are expected to increase from first quarter 2007 levels over the course of the year. We expect revenue and operating profit growth in the High Performance Metals segment throughout the remainder of 2007. Sustained good performance is expected from the Flat-Rolled Products business. Finally, improving performance is expected from the Engineered Products business."

                                                   Three Months Ended
                                                        March 31
                                                     2007     2006(a)
                                                   --------- ---------
                                                       In Millions
                                                   -------------------
Sales                                              $1,372.6  $1,040.5
Net income                                           $197.8    $106.5

                                                    Per Diluted Share
                                                   -------------------
Net income                                            $1.92     $1.04

(a) Net income and net income per diluted share for 2006 have been restated in accordance with the adoption of FASB Staff Position titled "Accounting for Planned Major Maintenance Activities".

    First Quarter 2007 Financial Highlights

    -- Sales were $1.37 billion, 32% higher than the first quarter 2006. Compared to the first quarter 2006, sales increased 16% in the High Performance Metals segment, 52% in the Flat-Rolled Products segment, and were flat for the Engineered Products segment.

    -- Segment operating profit was $340.3 million, an increase of $125.8 million, or 59%, compared to the first quarter 2006, as a result of improved performance in our High Performance Metals and Flat-Rolled Products business segments. First quarter 2007 results included a LIFO inventory valuation reserve charge of $20.9 million, due primarily to higher nickel and nickel-bearing scrap raw material costs. The LIFO inventory valuation reserve charge was $6.9 million in the first quarter 2006.

    -- Net income was $197.8 million, or $1.92 per share, compared to $106.5 million, or $1.04 per share, in the first quarter 2006. Results for the first quarter 2007 included after-tax expenses of $4.4 million, or $0.04 per share, associated with early resolution of new labor agreements for ATI Allegheny Ludlum and ATI's Albany, OR titanium operations, offset by a $4.2 million, or $0.04 per share, one-time tax benefit associated with an adjustment of state deferred tax valuation allowances.

    -- Cash flow from operations for the 2007 first quarter was $74.7 million as improved operating earnings more than offset a further investment of $163.9 million in managed working capital.

    -- Cash on hand was $518.0 million at the end of the first quarter 2007.

    -- Gross cost reductions, before the effects of inflation, totaled $27.7 million company-wide for the first three months of 2007.

    High Performance Metals Segment

    Market Conditions

    -- Demand for our titanium alloys, nickel-based alloys and superalloys, and vacuum-melted specialty alloys was strong from the aerospace and defense market and oil and gas markets. Demand was very strong for our exotic alloys from the global chemical process industry, aerospace and defense, and nuclear electrical energy markets.

    First quarter 2007 compared to first quarter 2006

    -- Sales increased 16% to $477.4 million. Shipments increased 11% for titanium and titanium alloys. Shipments declined 6% for nickel-based and specialty alloys due primarily to product mix and inventory management actions at distributors. Shipments for exotic alloys declined 16% due primarily to product mix and timing of deliveries. Average selling prices increased 4% for titanium and titanium alloys, 39% for nickel-based and specialty alloys, and 14% for exotic alloys.

    -- Segment operating profit increased to $167.5 million, or 35.1% of sales, a $22.3 million increase compared to the first quarter 2006. The significant increase in operating profit primarily resulted from increased shipments of titanium products, higher selling prices, improved product mix, and the benefits of gross cost reductions. In addition, raw material cost inflation and higher inventory levels resulted in a LIFO inventory valuation reserve charge of $6.6 million in the first quarter 2007, compared to a $6.9 million charge in the first quarter 2006.

    --  Results benefited from $8.0 million of gross cost reductions.

    Flat-Rolled Products Segment

    Market Conditions

    -- Demand was strong for our specialty and titanium sheet, specialty plate, and grain-oriented silicon electrical steel products from the chemical process industry, oil and gas, electrical energy, and aerospace and defense markets. Demand for stainless sheet commodity products was lower primarily due to U.S. service center customers reducing inventories and remaining cautious due to increasing nickel surcharges.

    First quarter 2007 compared to first quarter 2006

    -- Sales were $783.7 million, 52% higher than the first quarter 2006, as significantly higher raw material surcharges and improved product mix partially offset an 8% decrease in pounds shipped. While total high-value products shipments were comparable to first quarter 2006, shipments of specialty and titanium sheet, specialty plate, and grain-oriented silicon electrical steel continued to improve, significantly exceeding year ago levels and offsetting lower shipments of engineered strip and Precision-Rolled Strip(R) products. Shipments of commodity products decreased 13%. Average transaction prices for all products, which include surcharges, were 65% higher.

    -- Segment operating profit increased to $160.2 million, or 20.4% of sales, primarily as a result of improved mix for higher value products and the benefits of gross cost reductions. This was accomplished in spite of a significantly higher LIFO inventory valuation reserve charge due primarily to higher nickel and nickel-bearing scrap raw material costs. First quarter 2007 results included a LIFO inventory valuation reserve charge of $14.0 million, compared to no charge in the first quarter 2006. Additionally, 2007 results were negatively impacted by $5.9 million of pre-tax costs related to early resolution of a new labor agreement for our ATI Allegheny Ludlum operation.

    --  Results benefited from $16.3 million in gross cost reductions.

    Engineered Products Segment

    Market Conditions

    -- Demand for our tungsten and tungsten carbide products was strong from the power generation and medical markets. Demand was strong for our forged products from the construction and mining and oil and gas markets. Demand for our cast products was strong from the wind energy market, and was good from the transportation and oil and gas markets. Demand remained very strong for our titanium precision metal processing conversion services.

    First quarter 2007 compared to first quarter 2006

    --  Sales of $111.5 million were comparable to the first quarter
        2006.

    -- Segment operating profit was $12.6 million, or 11.3% of sales, compared to $17.8 million, 16.0% of sales, for the comparable 2006 period. The decline in operating profit was primarily due to higher purchased raw material costs and start-up costs associated with expanding our capacity to internally source all of our ammonium paratungstate (APT) and cobalt requirements. Additionally, first quarter 2007 results included a LIFO inventory valuation reserve charge of $0.3 million, compared to no charge in first quarter 2006.

    --  Results benefited from $3.4 million of gross cost reductions.

    Retirement Benefit Expense

    -- Retirement benefit expense decreased to $7.6 million in the first quarter 2007, compared to $20.6 million in the first quarter 2006 primarily as a result of higher than expected returns on plan assets in 2006 and the positive benefits of the voluntary pension contribution made in 2006.

    -- For the first quarter 2007, retirement benefit expense included in cost of sales was $5.0 million and in selling and administrative expenses was $2.6 million. For the first quarter 2006, the amount of retirement benefit expense included in cost of sales was $13.4 million, and the amount included in selling and administrative expenses was $7.2 million.

    Other Expenses

    -- Selling and administrative expenses as a percentage of sales declined to 5.7% in the 2007 first quarter from 7.0% in the same period of 2006.

    -- Corporate expenses for the first quarter 2007 were $21.0 million, compared to $13.9 million in the year-ago period. This increase was due to expenses associated with annual performance-based cash incentive compensation programs and long-term performance-based equity and cash incentive compensation programs.

    -- First quarter 2007 interest expense, net of interest income, decreased to $4.3 million from $7.5 million in the year-ago period primarily due to increased interest income resulting from higher cash balances and capitalization of interest costs on strategic capital projects.

    Income Taxes

    First quarter 2007 results include an income tax provision of $106.8 million, or 35.1% of income before tax, compared to an income tax provision of $59.9 million, or 36.0% of income before tax, for the comparable 2006 quarter. The 2007 first quarter benefited from a lower income tax provision due to a $4.2 million non-recurring reduction in the valuation allowances associated with state deferred tax assets as a result of the increased profitability of the Flat-Rolled Products segment.

    Cash Flow, Working Capital and Debt

    -- Cash on hand was $518.0 million at the end of the first quarter 2006 compared to $502.3 million at year end 2006.

    -- Cash flow from operations during the 2007 three months was $74.7 million as significantly improved operating earnings were partially offset by a further investment of $163.9 million in managed working capital.

    -- The investment in managed working capital resulted from a $75.1 million increase in accounts receivable, which reflects the timing of sales in the first quarter 2007 compared to the fourth quarter 2006, and a $175.3 million increase in inventory mostly as a result of higher raw material costs, partially offset by a $86.5 million increase in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms.

    -- At March 31, 2007, managed working capital was 31.2% of annualized sales, compared to 29.0% of annualized sales at year-end 2006. We define managed working capital as accounts receivable plus gross inventories less accounts payable.

    -- Cash used in investing activities was $57.7 million in the 2007 first three months and consisted of capital expenditures.

    -- Cash used in financing activities was $1.3 million in the 2007 first three months as dividend payments of $13.2 million and reduction in borrowings of $11.0 million were partially offset by $3.7 million of proceeds received from the exercise of stock options and tax benefits on share-based compensation of $19.2 million.

    -- Net debt as a percentage of total capitalization improved to 1.4% at the end of the first quarter 2007, compared to 3.3% at the end of 2006.

    -- There were no borrowings outstanding during the first three months 2007 or all of 2006 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized during both periods.

    New Accounting Pronouncements Adopted in 2007

    -- As required, in the first quarter 2007 we adopted Financial Accounting Standards Board Staff ("FASB") Position titled "Accounting for Planned Major Maintenance Activities" ("FSP PMMA"). The FSP PMMA prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities, which is the policy we had used to record planned plant outage costs on an interim basis within a fiscal year, and also to record the costs of major equipment rebuilds which extend the life of capital equipment. Under the FSP PMMA, we now report results using the deferral method whereby major equipment rebuilds are capitalized as costs are incurred and amortized to expense over the estimated useful lives, and planned plant outage costs are fully recognized in the interim period of the outage. As required by the FSP PMMA, the Company's financial statements have been restated for all periods as if the FSP PMMA had been applied to the earliest period presented. The adoption of the FSP PMMA on January 1, 2007, resulted in an increase to retained earnings of $10.3 million, net of related taxes. Additionally, net income for the three months ended March 31, 2006, increased $4.0 million, or $0.04 per share.

    -- As required, in the first quarter 2007 we adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), an interpretation of FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes recognition and measurement standards for a tax position taken or expected to be taken in a tax return. FIN 48 was effective for the beginning of 2007, with adoption treated as a cumulative-effect type reduction to retained earnings of $5.6 million.

    Allegheny Technologies will conduct a conference call with investors and analysts on April 25, 2007, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2006, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during the most recent four quarters ending March 31, 2007. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)


                                                   Three Months Ended
                                                        March 31
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------

Sales                                              $1,372.6  $1,040.5
Costs and expenses:
     Cost of sales                                    986.1     792.4
     Selling and administrative expenses               78.1      72.9
                                                   --------- ---------
Income before interest, other income
     (expense) and income taxes                       308.4     175.2
Interest expense, net                                  (4.3)     (7.5)
Other income (expense), net                             0.5      (1.3)
                                                   --------- ---------
Income before income tax provision                    304.6     166.4
Income tax provision                                  106.8      59.9
                                                   --------- ---------

Net income                                           $197.8    $106.5
                                                   ========= =========

Basic net income per common share                    $ 1.95     $1.08
                                                   ========= =========

Diluted net income per common share                  $ 1.92     $1.04
                                                   ========= =========


Weighted average common shares
     outstanding -- basic (millions)                  101.4      98.7

Weighted average common shares
     outstanding -- diluted (millions)                102.8     102.7

Actual common shares outstanding--
     end of period (millions)                         102.1     100.0


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

                                                   Three Months Ended
                                                        March 31
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Sales:
High Performance Metals                              $477.4    $412.1
Flat-Rolled Products                                  783.7     517.2
Engineered Products                                   111.5     111.2
                                                   --------- ---------

Total External Sales                               $1,372.6  $1,040.5
                                                   ========= =========

Operating Profit:

High Performance Metals                              $167.5    $145.2
% of Sales                                             35.1%     35.2%

Flat-Rolled Products                                  160.2      51.5
% of Sales                                             20.4%     10.0%

Engineered Products                                    12.6      17.8
% of Sales                                             11.3%     16.0%
                                                   --------- ---------

Operating Profit                                      340.3     214.5
% of Sales                                             24.8%     20.6%

Corporate expenses                                    (21.0)    (13.9)

Interest expense, net                                  (4.3)     (7.5)

Other expense, net of gains on asset sales             (2.8)     (6.1)

Retirement benefit expense                             (7.6)    (20.6)
                                                   --------- ---------

Income before income taxes                           $304.6    $166.4
                                                   ========= =========


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                                March 31, December 31,
                                                  2007        2006
                                                --------- ------------
ASSETS

Current Assets:
Cash and cash equivalents                         $518.0       $502.3
Accounts receivable, net of allowances for
   doubtful accounts of $5.5 and $5.7 at
   March 31, 2007 and December 31, 2006,
   respectively                                    686.8        610.9
Inventories, net                                   954.7        798.7
Deferred income taxes                               13.3         26.6
Prepaid expenses and other current assets           63.1         49.4
                                                --------- ------------
   Total Current Assets                          2,235.9      1,987.9

Property, plant and equipment, net                 909.1        871.7
Cost in excess of net assets acquired              208.5        206.5
Deferred income taxes                              116.1        119.0
Other assets                                       114.4         95.4
                                                --------- ------------

Total Assets                                    $3,584.0     $3,280.5
                                                ========= ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                  $442.1       $355.1
Accrued liabilities                                225.9        241.6
Accrued income taxes                                86.7         22.7
Short term debt and current portion of long-term
 debt                                               20.7         23.7
                                                --------- ------------
   Total Current Liabilities                       775.4        643.1

Long-term debt                                     522.1        529.9
Retirement benefits                                447.5        464.4
Other long-term liabilities                        147.1        140.2
                                                --------- ------------
Total Liabilities                                1,892.1      1,777.6
                                                --------- ------------

Total Stockholders' Equity                       1,691.9      1,502.9
                                                --------- ------------

Total Liabilities and Stockholders' Equity      $3,584.0     $3,280.5
                                                ========= ============


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
                                                    Three Months Ended
                                                         March 31
                                                    ------------------
                                                      2007      2006
                                                    --------- --------

Operating Activities:

   Net income                                         $197.8   $106.5

   Depreciation and amortization                        23.6     19.3
   Change in managed working capital                  (163.9)  (126.0)
   Change in retirement benefits                         0.1     12.2
   Accrued liabilities and other                        17.1     24.0
                                                    --------- --------
Cash provided by operating activities                   74.7     36.0
                                                    --------- --------
Investing Activities:
   Purchases of property, plant and equipment          (57.7)   (53.1)
   Asset disposals and other                               -     (0.2)
                                                    --------- --------
Cash used in investing activities                      (57.7)   (53.3)
                                                    --------- --------
Financing Activities:
   Net decrease in debt                                (11.0)    (1.6)
   Dividends paid                                      (13.2)    (9.9)
   Exercises of stock options                            3.7     16.9
   Tax benefits on share-based compensation             19.2      8.3
                                                    --------- --------
Cash provided by (used in) financing activities         (1.3)    13.7
                                                    --------- --------
Increase (decrease) in cash and cash equivalents        15.7     (3.6)
Cash and cash equivalents at beginning of period       502.3    362.7
                                                    --------- --------
Cash and cash equivalents at end of period            $518.0   $359.1
                                                    ========= ========


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

                                                    Three Months Ended
                                                         March 31
                                                    ------------------
                                                      2007      2006
                                                    --------- --------
Volume:
  High Performance Metals (000's lbs.)
    Nickel-based and specialty alloys                 10,352   10,978
    Titanium mill products                             7,068    6,391
    Exotic alloys                                        985    1,177

  Flat-Rolled Products (000's lbs.)
    High value                                       127,808  127,758
    Commodity                                        161,680  185,445
                                                    --------- --------
  Flat-Rolled Products total                         289,488  313,203



Average Prices:
  High Performance Metals (per lb.)
    Nickel-based and specialty alloys                 $17.90   $12.92
    Titanium mill products                            $32.89   $31.58
    Exotic alloys                                     $43.52   $38.30

  Flat-Rolled Products (per lb.)
    High value                                         $3.22    $2.23
    Commodity                                          $2.30    $1.23
  Flat-Rolled Products combined average                $2.70    $1.64


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

                                                March 31, December 31,
                                                  2007        2006
                                                --------- ------------

Accounts receivable                               $686.8       $610.9
Inventory                                          954.7        798.7
Accounts payable                                  (442.1)      (355.1)
                                                --------- ------------
Subtotal                                         1,199.4      1,054.5

Allowance for doubtful accounts                      5.5          5.7
LIFO reserve                                       487.6        466.7
Corporate and other                                 53.6         55.3
                                                --------- ------------
Managed working capital                         $1,746.1     $1,582.2
                                                ========= ============

Annualized prior 2 months sales                 $5,600.3     $5,453.5
                                                ========= ============

Managed working capital as a % of annualized
 sales                                              31.2%        29.0%

March 31, 2007 change in managed working capital  $163.9

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Unaudited - Dollars in millions)

                                                March 31, December 31,
                                                  2007        2006
                                                --------- ------------

Total debt                                        $542.8       $553.6
Less: Cash                                        (518.0)      (502.3)
                                                --------- ------------
Net debt                                           $24.8        $51.3

Net debt                                           $24.8        $51.3
Stockholders' equity                             1,691.9      1,502.9
                                                --------- ------------
Total capital                                   $1,716.7     $1,554.2

Net debt to capital ratio                            1.4%         3.3%
                                                ========= ============

In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004